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[LOGO]                                                             NEWS RELEASE


          Investor contact:   Paul J. Russell, (805) 563-7188
          Media contact:      Lance Ignon, (805) 563-6975


             TENET FOURTH-QUARTER EPS FROM OPERATIONS UP 17 PERCENT
                   EPS FROM OPERATIONS UP 15 PERCENT FOR YEAR,
                       STRONG FOURTH-QUARTER VOLUME GROWTH

     SANTA BARBARA, CALIF. -- JULY 31, 1997 -- Tenet Healthcare Corporation (THC: NYSE, PSE) reported earnings from continuing operations of 41 cents per share in its fourth fiscal quarter ended May 31, 1997, an increase of 17 percent compared with 35 cents in the fourth quarter of the prior year.

     Earnings per share from continuing operations for the fiscal year were $1.46, an increase of 15 percent from $1.27 in the prior year. The earnings per share numbers for the quarter and year exclude the effects of all unusual or non-recurring items, which resulted in a net loss for the fourth quarter and year. Results for the year and all prior periods are restated to reflect the pooling of interests merger with OrNda HealthCorp on January 30, 1997.

     FOURTH QUARTER GROWTH

     Net operating revenues for the fourth quarter were $2,351,400,000, an increase of 15.9 percent compared with $2,028,200,000 in the prior year. EBITDA of $419,100,000 in the quarter rose 9.3 percent from $383,600,000 in the prior year. EBITDA margins of 17.8 percent compare with 18.9 percent in the prior year quarter.

     Income from continuing operations, excluding all unusual or non-recurring items, was $127,551,000, compared with $104,990,000 in the fiscal 1996 fourth quarter, an increase of 21.5 percent.

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     "Our fourth quarter results provide a strong finish to a very successful and eventful year for Tenet," said Jeffrey C. Barbakow, chairman and chief executive officer of Tenet. In recapping the year's events, Barbakow cited the successful acquisition of OrNda HealthCorp and eight other community hospitals, and the completion of a major bank and public financing package that improved the company's capital structure and significantly enhanced its financial flexibility.

     "Throughout the year, we substantially strengthened our local healthcare delivery networks in many of the communities we serve, launched significant new partnerships with other healthcare providers like the Cleveland Clinic and MedPartners, and further enhanced our hospitals' programs and services. Our business model of community-based healthcare, supported by the vast resources of a national company, is increasingly proving its value."

     "We remain highly focused on improving the quality and efficiency of our facilities and networks, which we believe is the surest way to add value for our shareholders," Barbakow concluded.

     FISCAL YEAR GROWTH

     Net operating revenues for the fiscal year ended May 31, 1997 were $8,690,800,000, an increase of 12.8 percent from $7,705,700,000 in the 1996 fiscal year. EBITDA was $1,597,100,000 in fiscal 1997, up 10.7 percent from $1,442,600,000 in fiscal 1996. EBITDA margins for the full year were 18.4 percent compared with 18.7 percent in fiscal 1996.

     Income from continuing operations, excluding the effect of all unusual or non-recurring items, was $444,703,000 in 1997, compared with $370,379,000 in fiscal 1996, an increase of 20.1 percent.

     GROWTH IN PATIENT VOLUMES

     The strong revenue growth in the year reflects improved patient volumes at Tenet's hospitals, with volume growth accelerating in the fourth quarter. Total admissions at Tenet's acute care hospitals increased 14.5 percent in the quarter, and 10.2 percent for the year. Admissions increased 2.9 percent on a same-facility basis for the quarter, and 1.3 percent for the year.

     Total outpatient visits increased 24.8 percent in the quarter, and 22.3 percent for the year.

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On a same-facility basis, outpatient visits increased 11.2 percent for the quarter and 11.0 percent for the year.

     UNUSUAL ITEMS

     Both fourth-quarter and full-year results include a number of unusual or non-recurring items.

     Merger, facility consolidation, and other non-recurring charges of $467,722,000 before taxes were recorded in the 1997 fourth quarter and are due principally to the planned closure, sale or conversion to alternate uses of certain of the company's facilities and services in order to eliminate duplication of services and excess capacity following the OrNda acquisition. Additional factors are impairment losses related primarily to OrNda facilities, a restructuring of Tenet's physician practice operations, and additional merger-related costs. Substantially all of these costs are non-cash charges. Tenet had previously indicated that it intended to record such charges in its fourth-quarter financial statements. For the full year, charges of $739,947,000 also include merger related costs recorded in the third fiscal quarter.

     The loss on disposal of long-term investments of $18,268,000 before taxes in the 1997 fourth-quarter and year relates to price appreciation above the exchange price of the approximately 8.3 million shares of Vencor common stock owned by Tenet which underlie the company's 6% Exchangeable subordinated notes due 2005. The company emphasized that this is a non-cash charge that is expected to be offset by gains in later periods, either when the notes are exchanged or if the Vencor shares decline in value.

     A loss from discontinued operations of $134,000,000 after taxes was recorded in the 1997 quarter and year, and reflects the recent settlement of unusual patient and other litigation and the provision for future estimated legal costs to settle and/or defend against the remaining litigation related to the company's former psychiatric facilities. The company has recently settled approximately 700 outstanding lawsuits by former patients of the discontinued psychiatric facilities. The litigation stems from practices of a subsidiary formerly owned by Tenet's predecessor, National Medical Enterprises (NME). NME discontinued its psychiatric operations in 1994.

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     The extraordinary charge of $47,398,000 after taxes for the 1997 year reflects the costs of early retirement of debt refinanced in connection with the OrNda acquisition.

     Operating results and the unusual or nonrecurring items, expressed on an earnings per share basis, were:

                                      THREE MONTHS       TWELVE MONTHS
                                    ----------------    ---------------
                                     1997      1996     1997     1996
                                    ------    ------    -----    -----
Operations                           $ .41    $ .35     $1.46    $1.27
Merger, facility consolidation
and other non-recurring charges      (1.04)    (.18)    (1.66)    (.18)
Net gains/(losses) on disposals of
facilities and long term investments  (.04)     .02      (.04)     .61
                                    ------    -----     -----    -----
Continuing operations                 (.67)     .19      (.24)    1.70
Discontinued Operations               (.43)    (.08)     (.44)    (.08)
Extraordinary Charge                   --      (.08)     (.16)    (.08)
                                    ------    -----     -----    -----
Total                               ($1.10)   $ .03     ($.84)   $1.54
                                    ------    -----     -----    -----
                                    ------    -----     -----    -----

    Including all unusual or non-recurring items related to continuing operations, Tenet had a net loss from continuing operations for the 1997 fourth quarter of $205,500,000, or 67 cents per share, compared with income from continuing operations of $55,800,000, or 19 cents per share, in the 1996 fourth quarter.

    For the full year, including all unusual or non-recurring items related to continuing operations, Tenet recorded a loss from continuing operations of $72,600,000, or 24 cents per share, compared with income from continuing operations of $498,200,000, or $1.70 per share, in fiscal 1996.

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    Including the loss from discontinued operations and the extraordinary charge, Tenet recorded a net loss of $339,500,000, or $1.10 per share, in the fourth quarter of fiscal 1997, compared with net income of $7,600,000, or 3 cents per share, in the fourth quarter of fiscal 1996.

    Including the loss from discontinued operations and the extraordinary charge, for the full year Tenet had a net loss of $254,000,000, or 84 cents per share, compared with net income of $450,200,000, or $1.54 per share, in fiscal 1996.

          Tenet Healthcare, which is based in Santa Barbara, Calif. through its subsidiaries owns and operates 131 acute care hospitals and numerous related healthcare services from coast to coast. The company employs 105,000 people serving communities in 22 states. Tenet's name reflects its core business philosophy: the importance of shared values between partners -- including employees, physicians, insurers and communities -- in providing a full spectrum of quality healthcare. Tenet can be found on the World Wide Web at www.tenethealth.com.

                                     # # #
                           Listed:  NYSE, PSE (THC)
                               [table to follow]

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                          TENET HEALTHCARE CORPORATION
                                   Summary for
                       Quarter and Year Ended May 31, 1997
                                   (Unaudited)

(in millions, except per share amounts)




                                          Three Months        Twelve Months
                                        -----------------   -----------------
                                          1997     1996      1997      1996
                                        -------   -------   -------   -------
NET OPERATING REVENUES                  2,351.4   2,028.2   8,690.8   7,705.7
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES,
 DISCONTINUED OPERATIONS AND
 EXTRAORDINARY CHARGE                    (278.5)    125.0     (20.6)    881.1
Taxes on income                            73.0     (69.2)    (52.0)   (382.9)
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE DISCONTINUED
 OPERATIONS AND EXTRAORDINARY
 CHARGE                                  (205.5)     55.8     (72.6)    498.2
NET INCOME                               (339.5)      7.6    (254.0)    450.2
EARNINGS (LOSS) PER SHARE:
 Operations                               0.41      0.35      1.46      1.27
 Merger, facility consolidation and
  other non-recurring charges            (1.04)    (0.18)    (1.66)    (0.18)
 Net gains/(losses) on disposals of
  facilities and long-term investments   (0.04)     0.02     (0.04)     0.61
 CONTINUING OPERATIONS                   (0.67)     0.19     (0.24)     1.70
 Discontinued operations                 (0.43)    (0.08)    (0.44)    (0.08)
 Extraordinary charge                     --       (0.08)    (0.16)    (0.08)
 TOTAL                                   (1.10)     0.03     (0.84)     1.54
AVERAGE SHARES AND SHARE
 EQUIVALENTS OUTSTANDING (000'S)        307,829   300,815   304,153   295,062

(*) Included in income before income
     taxes are:
    1) Merger, facility consolidation
        and other non-recurring charges  (467.7)    (85.9)   (739.9)    (85.9)

    2) Gains/(losses) on disposals of
        facilities and long-term
        investments                       (18.3)     34.3     (18.3)    346.2